Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577

For Immediate Release
Wednesday, May 3, 2006
NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2006 RESULTS
     Cleveland, Ohio, May 3, 2006 — NACCO Industries, Inc. (NYSE:NC) today announced net income for the first quarter of 2006 of $12.7 million, or $1.54 per share, compared with net income for the first quarter of 2005 of $5.2 million, or $0.63 per share. Revenues for the first quarter of 2006 were $770.4 million compared with revenues of $727.8 million for the first quarter of 2005.
Discussion of Results
NMHG Wholesale
     NMHG Wholesale reported net income of $10.0 million on revenues of $572.8 million for the first quarter of 2006 compared with net income of $2.8 million on revenues of $536.2 million for the first quarter of 2005.
     Revenues increased in the first quarter of 2006 compared with the first quarter of 2005 primarily as a result of increased unit volume, mainly in the Americas, the effect of price increases implemented during 2004 and 2005, and increased parts volume. These improvements were partially offset by unfavorable foreign currency movements and an unfavorable shift in sales mix to lower-priced lift trucks in all geographic markets. First-quarter 2006 shipments increased to 21,718 units from shipments of 19,909 in the first quarter of 2005. NMHG Wholesale’s worldwide backlog was approximately 23,600 units at March 31, 2006 compared with approximately 27,500 units at March 31, 2005 and 23,500 units at December 31, 2005.
     The increase in net income is primarily attributable to an improvement in operating profit from $8.9 million in the first quarter of 2005 to $18.7 million in the first quarter of 2006 mainly as a result of the increased sales of units and parts and price increases of $11.7 million pre-tax, which more than offset increased material costs of $2.0 million pre-tax in the first quarter of 2006. These benefits were partially offset by increased manufacturing costs to support the higher unit volume, and a moderate increase in operating expenses as a result of increased employee-related expenses.
NMHG Wholesale — Outlook
     In the remainder of 2006, the company expects strong lift truck markets in the Americas and Asia-Pacific, and moderate year-over-year increases in Europe. With these market prospects and the successful launch of the highest volume portion of the newly designed 1 to 8 ton internal combustion engine (“ICE”) lift truck line, the 1 to 3 ton series, in 2005 as a backdrop, NMHG Wholesale anticipates that unit booking and shipment levels will be substantially higher in 2006 than in 2005. However, shipments of the newly designed 4 to 8 ton ICE lift truck series, which are expected to be introduced in 2006 and early 2007, will be at controlled rates to accommodate the phase-in of these products.

     Previously implemented improvement programs are expected to deliver significant benefits in 2006. The company’s newly designed 1 to 3 ton ICE series, launched in 2005, is expected to continue to affect results positively in 2006 and further benefits are expected to be realized with the introduction of the 4 to 5 ton series in the second half of 2006 and the 6 to 8 ton series in early 2007. The expected increasingly positive effects of these new product introductions, product cost and expense reduction efforts already implemented or underway, and increased efficiencies in the Americas attributable to the completion of the restructuring and rearrangement of assembly lines are expected to provide significant profitability improvements in 2006. In addition, NMHG Wholesale’s manufacturing restructuring activities are approaching maturity and are expected to require less expense than in prior years. The previously noted benefits are expected to be partially offset by one-time product development and related introduction costs, as well as start-up manufacturing inefficiencies in 2006 related to the new lift truck series to be launched. Additional, however less material, offsets to the favorable effects of the new lift trucks, are costs attributable to the remaining portion of the previously announced Irvine manufacturing restructuring program and production line movements, which will take place in the second half of 2006.
     Price increases implemented in prior periods are expected to continue to offset the effect of anticipated higher material costs in 2006. While these pricing actions are expected to have a significant impact on margin recovery in 2006, full recovery of the accumulated material cost increases incurred since the end of 2003 is not anticipated until 2007. Although cost increases have leveled off in the past few quarters, higher energy prices could result in further increases in the costs of raw materials and higher fuel costs could raise shipping costs. Accordingly, the company will continue to monitor economic conditions and their resulting effects on costs, and evaluate the need and potential for future price increases. In addition, the company continues to work actively to shift the sourcing of components from high cost British pound sterling and euro countries to U.S. dollar and low cost areas on the assumption that currency exchange rates are not likely to return to the favorable levels that existed in the 2000 to 2003 time period.
     Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to positively affect results in the first half of 2006, with a significantly larger impact during the second half of 2006 and in 2007 and 2008.
     Additionally, NMHG has elected to redeem all $250 million aggregate principal amount of its 10% Senior Notes (the “Senior Notes”). The company expects to pay $1,050 per $1,000 principal amount of Senior Notes, plus accrued and unpaid interest up to but not including the redemption date, which is expected to be May 15, 2006, to the registered holders of the Senior Notes. As a result, NMHG expects to recognize a pre-tax charge of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, during the second quarter of 2006 for the call premium and write off of the remaining discount and deferred financing fees related to the Senior Notes. Subsequent to the redemption of the Senior Notes, interest expense is expected to be lower than current interest expense because NMHG’s new term loan, which will be used to finance the redemption of the Senior Notes, has a lower interest rate than the Senior Notes.
NMHG Retail
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported net income for the first quarter of 2006 of $1.4 million compared with a net loss of $2.5 million for the first quarter of 2005.
     Revenues decreased to $46.0 million for the quarter ended March 31, 2006 from $47.7 million for the quarter ended March 31, 2005. This decrease was primarily the result of unfavorable foreign currency movements due to the strengthening of the U.S. dollar and the sale of two retail dealerships in

Europe during the first half of 2005. This decrease was partially offset by fewer intercompany sales transactions, which caused a decrease in the required intercompany revenue elimination.
     The increase in NMHG Retail’s first quarter 2006 net income compared with the 2005 first quarter net loss was primarily attributable to a pre-tax and after-tax gain of $3.7 million on the sale of a European retail dealership during the first quarter of 2006.
NMHG Retail — Outlook
     In 2006, NMHG Retail expects the programs in place, or being put in place, to enhance the performance of its wholly owned dealerships, although the full benefit will not be achieved until future years. These programs were put in place in order to meet the longer-term strategic objectives, which include achieving at least break-even results while building market position.
NACCO Housewares Group
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported a net loss of $1.2 million for the first quarter of 2006 on revenues of $117.9 million compared with a net loss of $1.1 million for the first quarter of 2005 on revenues of $114.8 million.
     Revenues at both Hamilton Beach/Proctor-Silex and Kitchen Collection increased slightly in the first quarter of 2006 compared with the first quarter of 2005. Revenues at Hamilton Beach/Proctor-Silex increased slightly to $95.5 million in 2006 from $94.6 million in 2005. Kitchen Collection experienced a ten percent improvement in revenues to $23.5 million in 2006 from $21.3 million in 2005 due to an increase in the number of stores and increased sales at comparable stores in the first quarter of 2006 compared with the same period in 2005. This improvement was the result of increases in customer visits, higher average sales transactions and an increase in the number of transactions. The number of Kitchen Collection stores increased to 196 stores at March 31, 2006 from 186 stores at March 31, 2005.
     The net loss at NACCO Housewares Group in the first quarter of 2006 was comparable to the net loss in the first quarter of 2005. Hamilton Beach/Proctor-Silex reported a net loss of $0.2 million in the first quarter of 2006 compared with net income of $0.1 million in 2005. This change was offset by a moderate decrease in Kitchen Collection’s net loss. The unfavorable change at Hamilton Beach/Proctor-Silex was primarily attributable to increased advertising expenses in the first quarter of 2006 supporting a new marketing campaign, partially offset by the slight increase in revenue. Kitchen Collection’s net loss decreased moderately to $0.9 million in 2006 from $1.2 million in 2005 primarily as a result of sales at new stores and increased sales at comparable stores primarily as a result of the favorable effect of adjustments made to its product offerings and merchandising approach.
NACCO Housewares Group — Outlook
     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in 2006 compared with prior years despite Wal-Mart’s recently announced inventory reduction program. However, current economic conditions affecting consumers, such as increased energy and gasoline costs and rising interest rates, could unfavorably affect retail sales of Hamilton Beach/Proctor-Silex products in 2006 and result in reduced customer visits at Kitchen Collection stores.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to help NACCO Housewares Group strengthen its market positions. Through its ongoing focus on innovative new products, HB/PS has a strong assortment of new products planned for 2006 and 2007. New products which are expected to be introduced by Hamilton Beach/Proctor-Silex in 2006 include the Retro-Style Iron, the TrueAir® Ionic Air Purifier, the Big

Mouth® Juice Extractor, the Party Crock and a broad line of new toaster ovens. In 2006, Hamilton Beach/Proctor-Silex is also expected to introduce a new design of the popular Hamilton Beach® BrewStation® line. The BrewStation® was the number-one-selling coffeemaker family in America in 2004 and 2005 and Hamilton Beach/Proctor-Silex believes the new style and feature package of the newest family will provide continued, strong consumer demand for the BrewStation® line. The new products planned for 2006, as well as those introduced in 2005, including the WaveLogic™ and WaveStation™ Blenders, which incorporate the company’s new Wave~Action™ blending technology, the Change-a-Bowl™ Slicer/Shredder, the Toastation™ and the Stay-or-Go™ Slow Cooker, are anticipated to generate additional product placements at retailers, resulting in increased revenues and operating profit. However, volume prospects are difficult to project because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex expects pricing pressure in 2006 from suppliers due to increased commodity costs for resins, copper, aluminum and steel, and increased transportation costs resulting from higher fuel prices. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases, where justified, as well as through programs initiated in prior years to enhance product offerings and reduce costs.
     Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs in 2004 and 2005 which are designed to reduce operating costs and improve manufacturing efficiencies. These programs, along with increased sourcing of products from China, are expected to provide continued improvements to the company’s operating results over time. The restructuring programs are expected to be largely completed by mid-2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to continue to improve results in 2006 and 2007, but are likely to be partially offset in 2006 by additional costs necessary to complete these programs.
     Kitchen Collection expects modest increases in sales and improvements in operations in 2006 stemming from the effects of an adjustment in its merchandising approach, new product offerings and key programs already in place. However, results are not expected to reach the peak levels of 2002 and 2003 until improved economic conditions lead to increased customer visits to factory outlet malls.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance and optimize store selling space. It also expects to continue to close non-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products, and develop new store formats, including an enclosed mall format, while maintaining disciplined cost control.
North American Coal
     North American Coal’s net income for the first quarter of 2006 was $3.7 million on revenues of $33.7 million compared with net income of $4.3 million for the first quarter of 2005 on revenues of $29.1 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the first quarter of 2006 compared with the first quarter of 2005.

	2006	2005
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.8	1.8
Unconsolidated mines	6.4	6.7

Total lignite coal deliveries	8.2	8.5

Limerock deliveries (cubic yards)	9.7	5.2

     Revenues increased primarily due to increased deliveries at the limerock dragline mining operations as a result of the start-up of two new limerock dragline operations in the third quarter of 2005, contractually required price escalation at the Mississippi Lignite Mining Company, increased revenue for cost reimbursement at Red River Mining Company, and increased royalty income.
     The decrease in net income for the 2006 first quarter compared with the 2005 first quarter was primarily the result of reduced operating profit at the consolidated coal mining operations and higher professional service fees. The reduction in operating profit at the consolidated coal mining operations was mainly due to lower operating results at the San Miguel Lignite Mining Operations as a result of a shift in mix to less profitable mining services and increased expenditures for labor and repairs and maintenance. These unfavorable changes were partially offset by an increase in earnings at the unconsolidated project mines due to contractual price escalation, increased royalties and decreased interest expense.
North American Coal — Outlook
     North American Coal expects normal levels of lignite coal deliveries in 2006, absent any unanticipated customer power plant outages. The programs implemented by North American Coal to increase efficiencies and reduce costs are expected to have a considerable impact in 2006, with further improvement realized in 2007. These improvements are particularly the result of more favorable operating conditions at the Mississippi Lignite Mining Company and expected significant improvement in operations at the San Miguel Lignite Mining Operations beginning in the second quarter of 2006 if a new contract amendment is consummated as expected. As currently proposed, the amendment would be effective retroactively to January 1, 2006, and extend through 2010. In addition, anticipated contract escalation is expected to recover an increasing amount of commodity costs for diesel fuel, tires and steel at all consolidated mining operations.
     Deliveries from the limerock dragline mining operations are expected to continue to increase in 2006 as a result of the commencement of new operations in 2005. These new limerock dragline mining operations are expected to have a significant impact on 2006 earnings, although results will be partially offset by additional start-up costs for another limerock dragline mining operation that is expected to commence in 2007. However, deliveries and operating results could potentially be reduced as a result of a federal court decision affecting customers’ mining permits in South Florida. North American Coal believes that its customers intend to vigorously challenge and appeal this ruling.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal gasification and clean coal technologies, given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported a net loss of $1.2 million for the first quarter of 2006 compared with net income of $1.7 million for the first quarter of 2005. The reduction in income is primarily attributable to lower tax expense in 2005 due to recognition of a tax benefit related to previously generated losses in Europe.
# # # #
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 4, 2006, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 237-9752 (Toll Free) or (617) 847-8706 (International), Passcode: 48974467, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 11, 2006. The online archive of the broadcast will be available on the NACCO Industries website.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) increased competition, including consolidation within the industry, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, (6) changes in the U.S. economy, (7) changes in U.S. regulatory requirements, including changes in emission regulations and (8) changes in the power industry that would affect demand for North American Coal’s reserves.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster and Yale brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
# # #
FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2006	2005
	(In millions, except per share data)
Total revenues	$770.4	$727.8

Gross profit	$121.4	$110.6

Earnings of unconsolidated project mining subsidiaries	$8.9	$8.4

Operating profit	$25.1	$12.2
Other income (expense)	(9.9)	(9.0)

Income before income taxes and minority interest	15.2	3.2
Income tax provision (benefit)	3.0	(1.9)

Income before minority interest	12.2	5.1
Minority interest income	0.5	0.1

Net income	$12.7	$5.2

Basic and diluted earnings per share	$1.54	$0.63

Cash dividends per share	$0.4650	$0.4525

Basic average shares outstanding	8.229	8.219
Diluted average shares outstanding	8.232	8.221
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2006	2005
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$572.8	$536.2
NACCO Materials Handling Group Retail (incl. elims.)	46.0	47.7

NACCO Materials Handling Group	618.8	583.9
NACCO Housewares Group	117.9	114.8
North American Coal	33.7	29.1

	770.4	727.8

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.3	6.9
NACCO Materials Handling Group Retail (incl. elims.)	2.4	3.9

NACCO Materials Handling Group	9.7	10.8
NACCO Housewares Group	1.7	1.9
North American Coal	3.3	3.4
NACCO and Other	0.1	—

	14.8	16.1

Operating profit (loss)
NACCO Materials Handling Group Wholesale	18.7	8.9
NACCO Materials Handling Group Retail (incl. elims.)	1.8	(2.8)

NACCO Materials Handling Group	20.5	6.1
NACCO Housewares Group	(0.3)	(0.7)
North American Coal	6.3	7.1
NACCO and Other	(1.4)	(0.3)

	25.1	12.2

Other income (expense)
NACCO Materials Handling Group Wholesale	(5.8)	(4.6)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.2)

NACCO Materials Handling Group	(6.8)	(5.8)
NACCO Housewares Group	(1.6)	(1.1)
North American Coal	(1.9)	(2.4)
NACCO and Other	0.4	0.3

	(9.9)	(9.0)

Net income (loss)
NACCO Materials Handling Group Wholesale	10.0	2.8
NACCO Materials Handling Group Retail (incl. elims.)	1.4	(2.5)

NACCO Materials Handling Group	11.4	0.3
NACCO Housewares Group	(1.2)	(1.1)
North American Coal	3.7	4.3
NACCO and Other	(1.2)	1.7

	$12.7	$5.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended
	March 31
	2006	2005
Detail of other income (expense):
Interest expense	$(9.7)	$(8.3)
Interest income	2.0	0.9
Income from unconsolidated affiliates	0.9	2.3
Other income (expense) — net	—	(0.7)

Total other income (expense)	$(6.8)	$(5.8)

Capital expenditures	$8.4	$8.6

	March 31	December 31
	2006	2005
Cash and cash equivalents	$101.2	$121.2

Debt
Senior notes	$248.4	$248.2
Revolving credit agreements	31.5	23.9
Advances from NACCO	39.0	39.0
Capital lease agreements and other debt	32.3	30.4

Total debt	$351.2	$341.5

Stockholder’s equity	$445.3	$427.6

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.
(All amounts are subject to annual audit by our independent registered public accounting firm.)